Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Second Quarter 2020 Results

Irvine, CA, August 6, 2020 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company”) announces its financial results for the quarter ended June 30, 2020.

For the second quarter of 2020, the Company reported a net (loss) of $(22.8) million, or $(1.08) per diluted common share, as compared to net earnings of $3.9 million, or $0.18 per diluted common share, for the second quarter of 2019.

For the second quarter of 2020, the Company reported a core loss of $(10.4) million, or $(0.49) per diluted common share, as compared to core earnings of $11.9 million, or $0.56 per diluted common share, for the second quarter of 2019.

Core (loss) earnings is not considered an accounting principle generally accepted in the United States of America (“non-GAAP”). Core (loss) earnings is a financial measurement that is calculated by adjusting generally accepted accounting principles (“GAAP”), operating income to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (“MSRs”), and non-recurring expenses. The Company believes core (loss) earnings more accurately reflects the Company’s current business operations of mortgage originations. Core (loss) earnings adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP core (loss) earnings further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended			For the Six Months Ended
(in thousands, except share data)	June 30,	March 31,	June 30,	June 30,	June 30,
(unaudited)	2020	2020	2019	2020	2019
Revenues:
Gain (loss) on sale of loans, net	$1,451	$(28,162)	$29,472	$(26,712)	$41,686
Servicing fees, net	1,352	2,507	3,536	3,859	6,505
Loss on mortgage servicing rights, net	(8,443)	(18,310)	(9,887)	(26,753)	(15,510)
Real estate services fees, net	293	393	807	687	1,613
Other	1,289	63	187	1,352	187
Total revenues	(4,058)	(43,509)	24,115	(47,567)	34,481
Expenses:
Personnel expense	7,774	20,664	14,339	28,439	28,461
Business promotion	74	3,128	2,013	3,203	4,936
General, administrative and other	6,617	6,975	5,281	13,590	10,507
Total expenses	14,465	30,767	21,633	45,232	43,904
Operating (loss) income:	(18,523)	(74,276)	2,482	(92,799)	(9,423)
Other (expense) income:
Net interest income	781	2,928	2,543	3,709	4,339
Change in fair value of long-term debt	(4,208)	9,036	388	4,828	654
Change in fair value of net trust assets	(864)	(2,383)	(1,459)	(3,247)	(4,142)
Total other (expense) income	(4,291)	9,581	1,472	5,290	851
(Loss) earnings before income taxes	(22,814)	(64,695)	3,954	(87,509)	(8,572)
Income tax expense	15	36	81	51	167
Net (loss) earnings	$(22,829)	$(64,731)	$3,873	$(87,560)	$(8,739)
Other comprehensive (loss) earnings:
Change in fair value of mortgage-backed securities	—	—	(7)	—	14
Change in fair value of instrument specific credit risk	2,186	(3,073)	267	(887)	363
Total comprehensive (loss) earnings	$(20,643)	$(67,804)	$4,133	$(88,447)	$(8,362)

Diluted weighted average common shares	21,230	21,228	21,189	21,229	21,170
Diluted (loss) earnings per share	$(1.08)	$(3.05)	$0.18	$(4.12)	$(0.41)

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The second quarter of 2020 was a quarter defined by our temporary suspension of lending activities due to the uncertainty caused by the global pandemic (“pandemic”) and the response of the Federal government with various initiatives designed to address the pandemic. As a result, during the second quarter of 2020, we undertook a number of efforts to substantially reduce leverage on our consolidated balance sheet through asset sales and debt repayments. Between April 1, 2020 and May 31, 2020, we sold approximately $469.0 million in mortgage loans, repaid approximately $490.0 million of associated warehouse borrowings, extended the maturity of the $25.0 million in Convertible Promissory Notes (originally due May 8, 2020) an additional six months to November 9, 2020, completed the sale of $4.1 billion in unpaid principal balance (“UPB”) of Freddie Mac mortgage servicing rights (“MSRs”) and repaid the associated $15.0 million outstanding on the MSR borrowing facility in its entirety. In addition, during the six months ended June 30, 2020, and through the date of this filing, we have satisfied all obligations under our warehouse lending and repurchase facilities and chose to right-size our borrowing capacity, by reducing maximum borrowing capacity during the second quarter from $1.7 billion to $600.0 million and reducing warehouse counterparties from six to three over the same period. By June 30, 2020, we had substantially de-levered the balance sheet while increasing our unrestricted cash balance from $24.7 million at December 31, 2019, to approximately $43.0 million at June 30, 2020, while also having a balance of unencumbered whole loans with a UPB of approximately $30.0 million. We believe our temporary suspension of lending activities during the second quarter of 2020 was prudent and allowed us to successfully deleverage the consolidated balance sheet and reduce our risk profile, while prioritizing the preservation of liquidity and long-term value for our capital partners and stakeholders.

While we intend to maintain a defensive posture due to the significant risks still present in the marketplace, we announced on June 4, 2020, that we have re-engaged lending activities, initially expected to be GSE, Federal Housing Administration and Veterans Affairs lending. We are currently evaluating the Non-Agency jumbo and non-qualified mortgage (“NonQM”) products and will continue to monitor these market segments as facts and circumstances evolve particularly relating to the reemergence of NonQM.

The second quarter of 2020 results were significantly impacted by the effects of the pandemic, which ultimately led to the aforementioned temporary suspension of our lending activities during the quarter. While we undertook a number of efforts to substantially reduce leverage and improve liquidity during the quarter, we did not re-engage lending activities until June 2020, which resulted in a significant loss during the second quarter. For the quarter ended June 30, 2020, the significant components of our net loss were loss on sale of MSRs as a result of fees associated with the sale, change in fair value of MSRs due to prepayments, and an increase in the fair value of our long-term debt due to an increase in forward LIBOR. During the second quarter of 2020, operating expenses (personnel, business promotion and general, administrative and other) decreased to $14.5 million from $30.8 million and $21.6 million for the quarters ended March 31, 2020 and June 30, 2019, respectively, as a result of our temporary suspension of lending activities.

Total expenses decreased by $7.2 million, or 33%, to $14.5 million for the three months ended June 30, 2020, compared to $21.6 million for the comparable period in 2019. Personnel expense decreased $6.6 million to $7.8 million for the three months ended June 30, 2020 as compared to the same period in 2019. The decrease is primarily related to the aforementioned temporary pause in lending during the three months ended June 30, 2020. In mid-March, we undertook a series of actions to help ensure the safety and productivity of our employees and help prevent the spread of COVID-19 among our workforce. Substantially all of our employees have been working remotely since March 16, 2020. As a result of the temporary pause in lending, we furloughed a significant amount of our workforce, which resulted in average headcount decreasing 50% for the three months ended June 30, 2020 as compared to the same period in 2019. We greatly value the health and well-being of our employees and their families and consistent with our furlough policy, have covered and continue to cover employees’ costs of health and medical benefits during the furlough period to provide tangible support during this time of hardship.

Business promotion decreased $1.9 million to $74 thousand for the three months ended June 30, 2020 as compared to $2.0 million for the same period in the prior year. Business promotion decreased as a result of the aforementioned temporary pause in lending during the three months ended June 30, 2020. As we reengage in lending activities, we expect business promotion will remain low as compared to prior periods as a result of the current interest rate environment. We will continue to source leads through digital campaigns, which allow for a more cost effective approach, increasing the ability to be more price and product competitive to more specific target geographies.

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General, administrative and other expenses increased to $6.6 million for the three months ended June 30, 2020, compared to $5.3 million for the same period in 2019. The increase was related to a $1.4 million increase in premiums associated with the corporate-owned life insurance trusts liability as compared to the second quarter of 2019. Additionally, legal and professional fees increased $534 thousand as a result of exploring alternative exit strategies for our NonQM position during the three months ended June 30, 2020. Offsetting the increase in expense was a reduction in all other general, administrative and other expenses as a result of the temporary pause in lending during the three months ended June 30, 2020.

Servicing Portfolio Data

(in millions)

	As of June 30, 2020	As of March 31, 2020	% Change	As of June 30, 2019	% Change
Mortgage Servicing Portfolio (UPB)	$146.2	$4,697.0	-97%	$5,956.9	-98%
Mortgage Servicing Rights	$0.3	$24.3	-99%	$50.3	-99%

	Q2 2020	Q1 2020	% Change	Q2 2019	% Change
Servicing Fees, Net	$1.4	$2.5	-46%	$3.5	-62%

The mortgage servicing portfolio decreased to $0.1 billion at June 30, 2020 as compared to $4.9 billion at December 31, 2019 and $6.0 billion at June 30, 2019. The decrease in the mortgage servicing portfolio was primarily due to the sale of $4.1 billion in UPB of Freddie Mac MSRs. Throughout 2019 and into the second quarter of 2020, we continued to selectively retain mortgage servicing as well as increasing whole loan sales on a servicing released basis to investors.

The servicing portfolio generated net servicing fees of $1.4 million in the second quarter of 2020, a 62% decrease over the net servicing fees of $3.5 million in the second quarter of 2019, as a result of the aforementioned servicing sale as well as a portfolio runoff caused by the decrease in mortgage interest rates which began in 2019. The sale of MSRs during the second quarter of 2020, will further reduce net servicing fees going forward.

For the three months ended June 30, 2020, loss on MSRs, net was $8.4 million compared to a loss of $9.9 million in the comparable 2019 period. As previously discussed, in May 2020, we sold $4.1 billion in UPB of Freddie Mac MSRs and recorded a $5.3 million loss on the sale of MSRs primarily as a result of fees associated with the sale. Additionally, for the three months ended June 30, 2020, we recorded a $3.1 million loss from a change in fair value of MSRs primarily due to changes in fair value associated with changes in market rates, inputs and assumptions as well as voluntary and scheduled prepayments. As a result of the aforementioned decrease in interest rates during 2019 and through the second quarter of 2020, $3.0 million of the $3.1 million change in fair value of MSRs was due to prepayments, with $1.9 million primarily due to an increase in prepayment speed assumptions and $1.1 million due to voluntary prepayments.

Origination Data

(in millions)

Total Originations	Q2 2020	Q1 2020	% Change	Q2 2019	% Change
Retail	$1.9	$1,310.0	-100%	$566.5	-100%
Correspondent	$0.2	$54.2	-100%	$52.9	-100%
Wholesale	$0.0	$152.1	-100%	$202.0	-100%
Total Originations	$2.1	$1,516.3	-100%	$821.4	-100%

NonQM Originations	Q2 2020	Q1 2020	% Change	Q2 2019	% Change
Retail	$0.0	$57.4	-100%	$74.6	-100%
Correspondent	$0.2	$53.3	-100%	$45.3	-100%
Wholesale	$0.0	$150.9	-100%	$195.2	-100%
Total NonQM Originations	$0.2	$261.6	-100%	$315.1	-100%

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During the second quarter of 2020, total originations were $2.1 million as compared to $1.5 billion in the first quarter of 2020 and $821.4 million in the second quarter of 2019. The decrease in originations was the result of our temporary suspension of lending activities due to the uncertainty caused by the pandemic.

We entered 2020 building on the strong momentum gained over the past year repositioning the Company and focusing on our core NonQM lending business. During the first quarter of 2020, prior to the disruption caused by the pandemic, we originated $261.6 million in NonQM loans and were on pace to exceed our fourth quarter 2019 NonQM originations. As financial markets became dislocated in March 2020, spreads widened substantially on credit assets due to potential pandemic related payment delinquencies and forbearances, causing a severe decline in the values assigned by investors and counterparties for NonQM assets. As a result, we ceased originating NonQM loans in the beginning of April 2020 as the decline in value increased the cost and liquidity to finance the product, reduced the ability to finance additional NonQM loans with lenders as well as diminished stable capital markets distribution exits.

Despite our current pause originating NonQM loans, we still believe there is an underserved mortgage market for borrowers with good credit who may not meet the qualified mortgage (QM) guidelines set out by the Consumer Financial Protection Bureau. We believe the quality, consistency and performance of our loans has been demonstrated through the issuance of four securitizations since 2018. All four securitizations were 100% backed by Impac NonQM collateral with the senior tranches receiving AAA ratings. We continue to monitor and evaluate the reemergence of the NonQM market including capital markets distribution exits for the product.

Summary Balance Sheet

(in thousands, except per share data)

	June 30,	December 31,
	2020	2019
ASSETS
Cash	$43,002	$24,666
Mortgage loans held-for-sale	29,419	782,143
Mortgage servicing rights	279	41,470
Securitized mortgage trust assets	2,229,662	2,634,746
Other assets	62,262	63,254
Total assets	$2,364,624	$3,546,279

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$1,571	$701,563
Debt	67,098	70,430
Securitized mortgage trust liabilities	2,213,863	2,619,210
Other liabilities	67,071	50,839
Total liabilities	2,349,603	3,442,042
Total equity	15,021	104,237
Total liabilities and stockholders’ equity	$2,364,624	$3,546,279

Book value per share	$0.71	$4.90
Tangible Book value per share	$0.71	$4.90

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “The dislocation in global financial markets associated with the COVID-19 crisis necessitated an aggressive delivering of the Company’s balance sheet and operating platform during the second quarter of 2020, with the Company prioritizing the protection of liquidity and the honoring of all commitments to its warehouse lenders and capital partners. The Company successfully deleveraged by the end of May, and relaunched originations and approached break-even from an earnings perspective by the end of June. We believe the Company is equipped to monetize the opportunities presented in the current origination environment. We anticipate a return to profitability in the third quarter of 2020, as we continue to focus on creating long-term value for our stakeholders.”

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Non-GAAP Financial Measures

This release contains core (loss) earnings and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Core (loss) earnings and core (loss) earnings per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net (loss) earnings includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results. Core (loss) earnings, is considered a non-GAAP financial measurement. Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core (loss) earnings is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions, this financial metric reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core (loss) earnings and per share non-GAAP core (loss) earnings to GAAP net (loss) earnings:

	For the Three Months Ended			For the Six Months Ended
Core (Loss) Earnings	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except share data)	2020	2020	2019	2020	2019
Net (loss) earnings before tax:	$(22,814)	$(64,695)	$3,954	$(87,509)	$(8,572)

Change in fair value of mortgage servicing rights	7,200	15,294	6,920	22,494	10,590
Change in fair value of long-term debt	4,208	(9,036)	(388)	(4,828)	(654)
Change in fair value of net trust assets, including trust REO gains	864	2,383	1,459	3,247	4,142
Legal settlements and professional fees, for legacy matters	—	—	—	—	50
Legacy corporate-owned life insurance	176	—	—	176	—
Severance	—	—	—	—	539
Core (loss) earnings before tax	$(10,366)	$(56,054)	$11,945	$(66,420)	$6,095

Diluted weighted average common shares	21,230	21,228	21,189	21,229	21,170
Diluted core (loss) earnings per share before tax	$(0.49)	$(2.64)	$0.56	$(3.13)	$0.29

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except share data)	2020	2020	2019	2020	2019
Diluted (loss) earnings per share	$(1.08)	$(3.05)	$0.18	$(4.12)	$(0.41)
Adjustments:
Income tax expense (benefit)	—	—	—	—	0.01
Change in fair value of mortgage servicing rights	0.34	0.72	0.33	1.06	0.50
Change in fair value of long-term debt	0.20	(0.42)	(0.02)	(0.23)	(0.03)
Change in fair value of net trust assets, including trust REO gains	0.04	0.11	0.07	0.15	0.19
Legal settlements and professional fees, for legacy matters	—	—	—	—	—
Legacy corporate-owned life insurance	0.01	—	—	0.01	—
Severance	—	—	—	—	0.03
Diluted core (loss) earnings per share before tax	$(0.49)	$(2.64)	$0.56	$(3.13)	$0.29

Conference Call

The Company will hold a conference call on August 7, 2020, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session. To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 1598509, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company's web site at http://ir.impaccompanies.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: impact on the U.S. economy and financial markets due to the outbreak of the novel coronavirus, and any adverse impact or disruption to the Company’s operations; successful development, marketing, sale and financing of new and existing financial products; ability to successfully re-engage in lending activities; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com

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